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Exhibit 99.1

ABC Bancorp and Golden Isles Financial Holdings, Inc. to Merge

MOULTRIE, Ga., and ST. SIMONS ISLAND, Ga., Feb. 21 /PRNewswire/ -- ABC Bancorp (Nasdaq: ABCB - news), Moultrie, Georgia, and Golden Isles Financial Holdings, Inc. (Nasdaq: GIFH - news), St. Simons Island, Georgia announced today that they have entered into a definitive merger agreement whereby ABC will acquire 100% of the equity of Golden Isles in a merger that will be accounted for as a "purchase" transaction.

Under the terms of the agreement:

 .    The total merger price will be between $20.1 million and $25.2 million, depending upon the average price of ABC's Common Stock during a defined period immediately preceding the merger. For example, at the closing price of ABC's Common Stock on February 20, of $11.875 per share, the merger price would consist of $10,237,960 in cash and 1,241,204 shares of ABC's Common Stock, representing a total merger price of $24,977,258. Each Golden Isles shareholder would receive approximately 41% or $4.13 of the shareholder's pro-rata portion of the total merger price in cash, and approximately 59% or one-half share of ABC's Common Stock for each share of Golden Isles Common Stock, for a combined price of $10.07 per share.
 .    If the closing price of ABC's Common Stock exceeds $12.00 over a defined period immediately preceding the merger, then the total merger price is capped at $25,132,408, or $10.13 per share of Golden Isles' Common Stock.
 .    Golden Isles may terminate the agreement if the closing price of ABC's
     Common Stock over a defined period immediately preceding the merger is less than $8.00 per share or more than $14.00 per share.

The First Bank of Brunswick, the principal wholly-owned subsidiary of Golden Isles, will retain its charter and, upon consummation of the merger, will become a wholly-owned subsidiary of ABC Bancorp. The First Bank of Brunswick's name will not change, and Michael D. Hodges will continue as its President and Chief Executive Officer. It is expected that all current Directors of the bank will remain on its Board.

Golden Isles currently has total assets of approximately $147 million and total equity of approximately $14 million. ABC currently has total assets of approximately $824 million.

Jack Hunnicutt, ABC Bancorp's President and CEO said, "We expect the Golden
Isles merger to be mutually beneficial to the shareholders of both companies.
It will add an extremely attractive market to ABC's footprint. The First Bank of Brunswick has four branches in the Georgia communities of Brunswick, St. Simons Island, and Jekyll Island. The market area covered by these branches is one of Georgia's most attractive growth
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markets outside the Atlanta area. The Golden Isles merger and the pending merger with Tri-County Bank, Trenton, Florida, will result in ABC's total assets exceeding $1 billion. This milestone will raise the level of awareness of ABC Bancorp in the eyes of the investment community."

Hunnicutt continued, "We are confident that the financial resources, technical support and operational efficiencies ABC will make available to The First Bank of Brunswick will increase that bank's profitability. This will also benefit its customers and employees because ABC's support will relieve the bank's staff of numerous operational duties and will allow them to focus on more and better ways to meet the needs of customers."

J. Thomas Whelchel, Golden Isles' Chairman and CEO said, "We are delighted to become partners with a strong, growing company like ABC Bancorp. During the negotiation process that led to this merger, our Board and I recognized that both companies share similar goals and strategies. This merger should help The First Bank of Brunswick continue its mission of becoming a major financial services institution in coastal Georgia."

On December 4, 2000, ABC announced that it had entered into a definitive merger agreement whereby ABC will acquire 100% of the equity of Tri-County Bank, Trenton, Florida. Tri-County currently has total assets of approximately $48 million and total equity of approximately $5 million.

The Tri-County merger is expected to be consummated during the first quarter of 2001. The Golden Isles merger is expected to be consummated during the second or third quarters.

It is projected that the Golden Isles merger will become accretive to ABC's earnings per share in 2002 as cost savings and earnings enhancement initiatives are implemented. Beyond 2002, it is expected that ABC's earnings per share will benefit further from the contribution of The First Bank of Brunswick.

ABC Bancorp is headquartered in Moultrie, Georgia and currently has nine banking subsidiaries with 28 locations in and around the southern Georgia cities of Albany, Cairo, Cordele, Donalsonville, Douglas, Moultrie, Ocilla, Quitman, Thomasville, Tifton and Valdosta, and the southern Alabama cities of Abbeville, Clayton, Dothan, Eufaula and Headland.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol "ABCB".

The preceding release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
The words "believe," "estimate,"
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"expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.